Exhibit 10.2

GUARANTY OF MASTER LEASE

THIS GUARANTY OF MASTER LEASE (this “Guaranty”) is executed as of September 25, 2014 by Holiday AL Holdings LP, a Delaware limited partnership (“Guarantor”), in favor of each of the entities identified as Landlord on Schedule 1 hereto (“Landlord”).

RECITALS

A. Landlord and each of the entities identified as Tenant on Schedule 1 hereto (“Tenant”), have entered into that certain Master Lease of even date herewith (the “Lease”). All initially-capitalized terms used and not otherwise defined herein shall have the same meanings given such terms in the Lease.

B. Guarantor acknowledges and agrees that this Guaranty is given in accordance with the requirements of the Lease and that Landlord would not have been willing to enter into the Lease unless Guarantor was willing to execute and deliver this Guaranty.

AGREEMENT

NOW, THEREFORE, in consideration of Landlord entering into the Lease with Tenant, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor agrees as follows:

1. Guaranty. Guarantor hereby absolutely and unconditionally guarantees to Landlord the following (collectively, the “Guaranteed Obligations”):

(a) payment in full by Tenant of all Rent (including, without limitation, Base Rent and Additional Rent) and other amounts due under the Lease in the manner and at the time prescribed in the Lease;

(b) the full, complete and timely performance by Tenant of all covenants, indemnities and other obligations under the Lease, including, without limitation, any indemnity or other obligations of Tenant that survive the expiration or earlier termination of the Lease;

(c) all costs of collection or enforcement incurred by Landlord in exercising any remedies provided for in the Lease, whether at law or in equity, with respect to the matters set forth in clauses (a) through (c), inclusive, above.

2. Performance by Guarantor. If any Rent or other amount due under the Lease shall not be paid, or any obligation not performed as required by the Lease, and in each case the same results in an Event of Default, then Guarantor shall pay, within ten (10) days of demand by Landlord, such sums and perform such obligations as required by the Lease, without regard to:

(a) any defense, set-off or counterclaim which Guarantor or Tenant may have or assert;

(b) whether Landlord shall have instituted any suit, action or proceeding or exhausted its remedies or taken any steps to enforce any rights against Tenant or any other person to collect all or any part of such sums, either pursuant to the provisions of the Lease or at law or in equity (it being understood that this is a guaranty of payment and not collection, and Guarantor’s liability for such payment shall be primary); or

(c) any other condition or contingency.

Guarantor waives any right of exoneration and any right to require Landlord to make an election of remedies. Guarantor’s performance or satisfaction of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge Guarantor’s obligation for that portion of the Guaranteed Obligations which is not performed and, subject to the terms of the Lease, Landlord shall have the right to designate the manner in which any payments made by Tenant under the Lease or by Guarantor pursuant to this Guaranty are applied to the Guaranteed Obligations. Without in any way limiting the generality of the foregoing, if Landlord receives payment for, or is awarded a judgment in any suit brought to enforce Guarantor’s covenant to perform a portion of the Guaranteed Obligations, such payment or judgment shall in no way be deemed to release Guarantor from its covenant to perform or satisfy any portion of the Guaranteed Obligations which is not satisfied by such payment or collection of such judgment.

3. Guarantor’s Representations and Warranties. Guarantor hereby represents and warrants to Landlord that, as of the date hereof:

(a) this Guaranty constitutes a legal, valid, and binding obligation of Guarantor and is fully enforceable against Guarantor in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application and of legal or equitable principles generally;

(b) Tenant is a wholly-owned subsidiary of Guarantor; and

(c) this Guaranty is duly authorized, executed and delivered by and binding upon Guarantor.

4. Waiver. Guarantor hereby knowingly, voluntarily and unequivocally waives:

(a) all notice of acceptance hereof, protest, demand and dishonor, presentment and demands of any kind now or hereafter provided for by any statute or rule of law;

(b) any and all requirements that Landlord institute any action or proceeding, or exhaust any or all of Landlord’s rights, remedies or recourse, against Tenant or anyone else as a condition precedent to bringing an action against Guarantor under this Guaranty, it being expressly agreed that the liability of Guarantor hereunder shall be primary and not secondary;

(c) any defense arising by reason of any disability, insolvency, bankruptcy, lack of authority or power, death, insanity, minority, dissolution or any other defense of Tenant, its successors and assigns, Guarantor or, if applicable, any other guarantor of the Guaranteed Obligations (even though rendering same void, unenforceable or otherwise uncollectible), it being agreed that Guarantor shall remain liable hereon regardless of whether Tenant or any other such person be found not liable thereon for any reason;

(d) the benefits of any and all statutes, laws, rules or regulations applicable in the State that may require the prior or concurrent joinder of any other party to any action on this Guaranty or which may require the exhaustion of remedies prior to a suit on this Guaranty, all as amended from time to time;

(e) any claim Guarantor might otherwise have against Landlord by virtue of Landlord’s invocation of any right, remedy or recourse permitted it hereunder, under the Lease or otherwise available at law or equity;

(f) any failure, omission, delay or lack on the part of Landlord or Tenant to enforce, assert or exercise any right, power or remedy conferred on Landlord or Tenant in the Lease or this Guaranty or any action on the part of Landlord granting a waiver, indulgence or extension to Tenant or Guarantor;

(g) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets of Tenant, marshaling of assets or liabilities, receiverships, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceeding affecting Tenant or any of its assets, or the disaffirmance of the Lease in any such proceeding;

(h) any release or other reduction of the Guaranteed Obligations arising as a result of the expansion, release, substitution or replacement (whether or not in accordance with terms of the Lease) of the Premises or any portion thereof; and

(i) any release or other reduction of the Guaranteed Obligations arising as a result of the release, substitution or replacement of any letter of credit issued and outstanding pursuant to the Lease.

This Guaranty shall apply notwithstanding any extension or renewal of the Lease, or any holdover following the expiration or termination of the Term or any renewal or extension of the Term.

5. Financial Statements and Legal Proceedings. Guarantor represents and warrants that any and all balance sheets and other financial statements heretofore given to Landlord by or on behalf of Guarantor are true and correct, in all material respects, as of the applicable date or period provided therein and fairly represent, in all material respects, the financial condition of Guarantor as of the respective date hereof.

6. Subsequent Acts. Without notice to, consideration to, or the consent of, Guarantor:

(a) the Lease, and Tenant’s rights and obligations thereunder, may be modified, amended, renewed, assigned or sublet;

(b) any additional parties who are or may become liable for the Guaranteed Obligations may hereafter be released from their liability hereunder and thereon; and/or

(c) Landlord may take, or delay in taking or refuse to take, any and all action with reference to the Lease (regardless of whether same might vary the risk or alter the rights, remedies or recourse of Guarantor), including specifically the settlement or compromise of any amount allegedly due thereunder.

This Guaranty is a continuing guarantee and will remain in full force and effect notwithstanding the occurrence of any of the foregoing acts and no such act shall in any way release, diminish, or affect the absolute nature of Guarantor’s obligations and liabilities hereunder. Guarantor’s obligations and liabilities under this Guaranty are primary, absolute and unconditional under any and all circumstances and until the Guaranteed Obligations are fully and finally satisfied, such obligations and liabilities shall not be discharged or released, in whole or in part, by any act or occurrence which might, but for this Section 6, be deemed a legal or equitable discharge or release of Guarantor.

7. [Intentionally Deleted].

8. Subordination. If for any reason whatsoever Tenant now or hereafter becomes indebted to Guarantor or any Affiliate of Guarantor, such indebtedness and all interest thereon shall at all times be subordinate in all respects to the Guaranteed Obligations. Notwithstanding anything to the contrary contained in this Guaranty or any payments made by Guarantor, Guarantor shall not have any right of subrogation in or under the Lease or to participate in the rights and benefits accruing to Landlord thereunder, all such rights of subrogation and participation, together with all of the contractual, statutory, or common law rights which Guarantor may have to be reimbursed for any payments Guarantor may make to, or performance by Guarantor of any of the Guaranteed Obligations for the benefit of, Landlord pursuant to this Guaranty, being hereby expressly waived and released.

9. Financial Deliveries.

(a) Upon the delivery of any financial information by or on behalf of Guarantor pursuant to this Section 9 from time to time during the Term, Guarantor shall be deemed (unless Guarantor specifically states otherwise in writing) to automatically represent and warrant to Landlord that the financial information delivered to Landlord is true, accurate and complete in all material respects, presents fairly the results of operations of Guarantor for the respective periods covered thereby and reflects accurately, in all material respects, the books and records of account of Guarantor as of such dates and for such periods.

(b) Guarantor agrees that any financial statements of Guarantor required to be delivered to Landlord may (subject to the restrictions in Article 26 of the Lease which shall be deemed to extend to information provided by, and relating to Guarantor), without the prior consent of, or notice to, Guarantor, be included and disclosed, to the extent required by applicable law, regulation or stock exchange rule, in offering memoranda or prospectuses, or similar publications in connection with syndications, private placements or public offerings of Landlord’s (or the entities directly or indirectly controlling Landlord) securities or interests, and in any registration statement, report or other document permitted or required to be filed under applicable federal and state laws, including those of any successor to Landlord. Guarantor agrees to provide, at Landlord’s cost, such other reasonable financial and other information that Landlord reasonably deems necessary to facilitate a private placement or a public offering or to satisfy the SEC or regulatory disclosure requirements. Guarantor agrees to use commercially reasonable efforts to cause its independent auditors, at Landlord’s cost, to consent, in a timely manner, to the inclusion of their audit report issued with respect to such financial statements in any registration statement or other filing under federal and state laws and to provide the underwriters participating in any offering of securities or interests of Landlord (or the entities directly or indirectly controlling Landlord) with a standard accountant’s “comfort” letter with regard to the financial information of Guarantor included or incorporated by reference into any prospectus or other offering document.

10. Financial Covenants. Until the payment and performance in full of the Guaranteed Obligations, Guarantor shall maintain, at a minimum, the Net Worth, Fixed Charge Coverage Ratio and, at a maximum, the Leverage Ratio (each as defined on Exhibit A attached hereto) set forth on Schedule 2 attached hereto. The Net Worth, Fixed Charge Coverage Ratio and Leverage Ratio of Guarantor shall be measured as of the last day of each calendar quarter and such calculations shall be delivered to Landlord in accordance with Section 9 hereof and Schedule 3. Guarantor hereby represents and warrants to Landlord that, as of the date hereof, its Net Worth and Fixed Charge Coverage Ratio meet or exceed the levels reflected in Schedule 2, and its Leverage Ratio is less than or equal to the levels reflected on Schedule 2.

11. Remedies Cumulative. All rights, remedies and recourse afforded to Landlord by reason of this Guaranty, or otherwise, are separate and cumulative and may be pursued separately, successively or concurrently, as occasion therefor shall arise and are non-exclusive and shall in no way limit or prejudice any other legal or equitable right, remedy or recourse which Landlord may have.

12. Notices. All notices and demands, certificates, requests, consents, approvals and other similar instruments under this Guaranty shall be in writing and sent by personal delivery, U. S. certified or registered mail (return receipt requested, postage prepaid) or FedEx or similar generally recognized overnight carrier regularly providing proof of delivery, addressed as follows:

If to Guarantor:	If to Landlord: c/o Sabra Health Care REIT, Inc. 18500 Von Karman Avenue, Suite 550 Irvine, California 92612 Attn: Richard K. Matros

With a copy to:	With a copy to: Sherry Meyerhoff Hanson & Crance LLP 610 Newport Center Drive, Suite 1200 Newport Beach, California 92660 Attn: Kevin L. Sherry, Esq.

A party may designate a different address by notice as provided above. Any notice or other instrument so delivered (whether accepted or refused) shall be deemed to have been given and received on the date of delivery established by U.S. Post Office return receipt or the carrier’s proof of delivery or, if not so delivered, upon its receipt. Delivery to any officer, general partner or principal of a party shall be deemed delivery to such party.

13. Miscellaneous.

(a) Attorneys’ Fees. If Guarantor or Landlord brings an action or other proceeding against the other to enforce any of the terms, covenants or conditions hereof, or by reason of any breach or default hereunder, the party prevailing in any such action or proceeding and any appeal thereupon shall be paid all of its out-of-pocket costs and reasonable outside attorneys’ fees incurred therein.

(b) Severability. If any term or provision of this Guaranty or any application thereof shall be held invalid or unenforceable, the remainder of this Guaranty and any other application of such term or provision shall not be affected thereby.

(c) Successors and Assigns. This Guaranty may be enforced as to any one or more breaches either separately or cumulatively, shall inure to the benefit of Landlord (and its successors and permitted assigns) and shall be binding upon Guarantor (and its successors and permitted assigns). All references herein to “Landlord” shall mean the above-named Landlord and any subsequent owner of Landlord’s interest in the Lease, subject to the terms of the Lease. No transfer by Guarantor of its obligations hereunder shall operate to release Guarantor from such obligations.

(d) Governing Law; Jury Waiver. This Guaranty shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the conflict of laws rules thereof. EACH OF GUARANTOR AND LANDLORD, BY ITS ACCEPTANCE HEREOF, WAIVES ANY RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER IN CONNECTION WITH ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS GUARANTY.

(e) Entire Agreement. This Guaranty constitutes the entire agreement of the parties with respect to the subject matter hereof, and may not be changed or modified except by an agreement in writing signed by the parties.

(f) Headings. All titles and headings to sections, articles or other subdivisions of this Guaranty are for convenience of reference only and shall not in any way affect the meaning or construction of any provision.

(g) Counterparts. This Guaranty may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument. Executed copies hereof may be delivered by telecopier, email or other electronic means and upon receipt will be deemed originals and binding upon the parties hereto, regardless of whether originals are delivered thereafter.

(h) Joint and Several. If more than one Person is Guarantor under this Guaranty, the liability of such Persons shall be joint and several.

(i) Interpretation. Guarantor has been represented by counsel and this Guaranty and every provision hereof has been freely and fairly negotiated. Consequently, all provisions of this Guaranty shall be interpreted according to their fair meaning and shall not be strictly construed against any party. Whenever the words “including”, “include” or “includes” are used in this Guaranty, they shall be interpreted in a non-exclusive manner as though the words “without limitation” immediately followed. Whenever the words “herein,” “hereof” and “hereunder” and other words of similar import are used in this Guaranty, they shall be interpreted to refer to this Guaranty as a whole and not to any particular article, section or other subdivision. Whenever the words “day” or “days” are used in this Guaranty, they shall mean “calendar day” or “calendar days” unless expressly provided to the contrary. All references in this Guaranty to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Guaranty.

(j) Time of Essence. Time is of the essence of this Guaranty and each provision hereof in which time of performance is established and whenever action must be taken (including the giving of notice or the delivery of documents) hereunder during a certain period of time or by a particular date that ends or occurs on a day that is not a Business Day, then such period or date shall be extended until the immediately following Business Day.

(k) Benefit to Guarantor. Guarantor acknowledges that it will benefit from the execution and continued existence of the Lease, and Guarantor further acknowledges that Landlord will be relying upon Guarantor’s guarantee, representations, warranties and covenants contained herein and that Landlord would not have been willing to enter into the Lease unless Guarantor was willing to execute and deliver this Guaranty.

[Signature page follows]

EXECUTED as of the date first set forth above.

GUARANTOR:

HOLIDAY AL HOLDINGS LP, a Delaware limited partnership

By: Holiday AL Holdings GP LLC, its general partner

By:	/s/ Scott Shanaberger
Name:	Scott Shanaberger
Title:	Chief Financial Officer

S-1

EXHIBIT A

CERTAIN DEFINED TERMS

As used in Section 10 of this Guaranty, the following terms shall have the meanings set forth below:

“Acquisition” means, by any Person, the purchase or acquisition by such Person of any Capital Stock in another Person or any asset of another Person, whether or not involving a merger or consolidation with such other Person.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP and in the reasonable judgment of such Person, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” shall mean, with respect to any entity, any capital stock (including preferred stock), shares, interests, participation or other ownership interests (however designated) of such entity and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options to purchase any thereof; provided, however, that leases of real property that provide for contingent rent based on the financial performance of the tenant shall not be deemed to be Capital Stock.

“Consolidated EBITDAR” means, for any period, for Guarantor and, if applicable, its Consolidated Subsidiaries determined on a consolidated basis, Consolidated Net Income for such period, plus without duplication, to the extent deducted in determining Consolidated Net Income, the sum for such period of (i) amortization and depreciation expense, (ii) provision for income taxes (including provision for deferred taxes not payable currently), (iii) Consolidated Interest Expense, (iv) Rent Expense, (v) non-cash charges as are reasonably acceptable to Landlord, and (vi) non-recurring income and expenses as are reasonably acceptable to Landlord; but, excluding, for purposes hereof, to the extent included in determining Consolidated Net Income for such period, the amount of interest income as determined for such period in conformity with GAAP.

“Consolidated Fixed Charges” means, for Guarantor and its Consolidated Subsidiaries determined on a consolidated basis, for a particular period, the following determined in accordance with GAAP: the sum of the scheduled and mandatory amortization of Debt (but without double counting) during such period plus Consolidated Interest Expense and Rent Expense for such period.

“Consolidated Interest Expense” means, for a given period, all interest expense for Guarantor and its Consolidated Subsidiaries during such period determined on a consolidated basis for such period in accordance with GAAP, including the interest component under Capital Leases (and also including, to the extent required under GAAP, the implied interest component under a securitization), any accrued but unpaid interest, capitalized interest, and all current payments due under Interest Rate Protection Agreements by Guarantor and its Consolidated Subsidiaries determined on a consolidated basis (net of payments to such parties by any counter party thereunder, but excluding the amortization of any deferred financing fees.

“Consolidated Net Income” means, for any given period, the net income or loss of Guarantor and its Consolidated Subsidiaries during such period (including net income or net loss attributable to non-controlling interests) determined on a consolidated basis for such period in accordance with GAAP; provided that there shall be excluded from such determination of net income or loss (i) adjustments for straight-line rent accounting, (ii) the income or loss of any Person (other than the Consolidated Subsidiaries) in which Guarantor or any of its Consolidated Subsidiaries has an equity investment or comparable interest, except to the extent of the amount of dividends or other distributions actually received by Guarantor or any Consolidated Subsidiary in cash on a non-contingent basis, without any obligation to return such dividend or

Exhibit A-1

distribution by the Guarantor or any Consolidated Subsidiary, (iii) income or loss of a Person accrued prior to the date it becomes a Consolidated Subsidiary or is merged or consolidated with or such Person’s assets are acquired by Guarantor or any of its Consolidated Subsidiaries and (iv) any after tax gains or losses attributable to sales of non-current assets out of the ordinary course of business and write-downs of non-current assets in anticipation of losses to the extent they have decreased net income.

“Consolidated Subsidiary” shall mean, with respect to Guarantor, any subsidiary or other entity the accounts of which would be consolidated with those of Guarantor in its consolidated financial statements if such statements were prepared as of such date.

“Cumulative Straight-line Rent” shall mean the sum of all non-cash straight-line rent adjustments made by Guarantor or its Consolidated Subsidiaries, whether made before or after the date hereof, but only to the extent such adjustments remain directly reflected as an asset or as a liability on the balance sheet of Guarantor as of the applicable date of calculation.

“Debt” means, for Guarantor or any of its Consolidated Subsidiaries, without duplication, any indebtedness of Guarantor or any of its Consolidated Subsidiaries, whether or not contingent, in respect of: (i) borrowed money as evidenced by bonds, notes, debentures or similar instruments; (ii) indebtedness for borrowed money secured by any encumbrance existing on property owned by Guarantor or its Consolidated Subsidiaries, to the extent of the lesser of (x) the amount of indebtedness so secured or (y) the fair market value of the property subject to such encumbrance; (iii) all reimbursement obligations in connection with any letters of credit or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense, trade payable, conditional sale obligation or obligation under any title retention agreement; (iv) all net obligations of such Person under any Interest Rate Protection Agreement valued in accordance with GAAP; (v) all obligations in respect of any preferred equity to the extent payments are being made thereon; (vi) indebtedness of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer and, as such, has personal liability for such obligations, but only if and to the extent there is recourse to such Person for payment thereof; (vii) any obligations of Guarantor and its Consolidated Subsidiaries with respect to redemption, repayment or other repurchase of any Equity Interest or the principal amount of any subordinated Debt (regardless of whether interest or principal is then-currently payable with respect thereto); (viii) any lease of property by Guarantor or any of its Consolidated Subsidiaries as lessee which is reflected as a capital lease obligation on the consolidated balance sheet of Guarantor or its Consolidated Subsidiaries; to the extent, in the case of items of indebtedness under clauses (i) through (viii) above, that any such items would appear as a liability on Guarantor’s or its Consolidated Subsidiaries’ consolidated balance sheet in accordance with GAAP; or (ix) the liquidation preference of any Equity Interest of Guarantor or any shares of preferred stock of any of its Consolidated Subsidiaries to the extent payments are being made thereon.

“Equity Interest” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Fixed Charge Coverage Ratio” means, for Guarantor for the trailing twelve (12) consecutive month period ending as of any date of determination, (i) the Consolidated EBITDAR for such period, divided by (ii) the sum of the Consolidated Fixed Charges for such period. For purposes of computing the Fixed Charge Coverage Ratio, Consolidated EBITDAR and Consolidated Fixed Charges shall be normalized on a Pro Forma Basis for any acquisitions and/or divestitures and/or refinancings and/or debt repayments occurring during each fiscal quarter.

“Interest Rate Protection Agreements” means any interest rate swap agreement, interest rate cap agreement, synthetic cap, collar or floor or other financial agreement or arrangement designed to protect Guarantor or any Consolidated Subsidiary against fluctuations in interest rates or to reduce the effect of any such fluctuations.

Exhibit A-2

“Leverage Ratio” shall mean as of any date of determination, for Guarantor and its Consolidated Subsidiaries determined on a consolidated basis, the ratio of (a) the sum of (i) Debt (excluding reimbursement obligations in connection with any undrawn letters of credit to the extent included in Debt) and (ii) Rent Expense for the Trailing Four Quarter Period ending on such date multiplied by ten (10), to (b) Consolidated EBITDAR for the Trailing Four Quarter Period ending on such date. For purposes of calculating the foregoing ratio, asset dispositions, refinancings, debt repayments or Acquisitions which have occurred during such period shall be included on a Pro Forma Basis.

“Net Worth” means, as of the date of this Agreement (if applicable, on a Pro Forma Basis reflecting the repayment of $235,000,000 of the Outstanding Debt (as defined in the Purchase Agreement) on such date) and any subsequent date of determination, for Guarantor and, if applicable, its Consolidated Subsidiaries determined on a consolidated basis, an amount equal to the book value of Guarantor’s assets as of such date, plus (a) (i) accumulated depreciation and (ii) the Cumulative Straight-line Rent (to the extent reflected as a liability on the balance sheet of Guarantor as of the applicable date of calculation), minus (b) (i) the liabilities of Guarantor as of such date, (ii) the total intangible assets (excluding resident lease intangibles) of Guarantor as of such date, and (iii) the Cumulative Straight-line Rent (to the extent reflected as an asset on the balance sheet of Guarantor as of the applicable date of calculation), each as determined in accordance with GAAP.

“Pro Forma Basis” means, for purposes of determining compliance with any financial covenant hereunder, that the subject transaction shall be deemed to have occurred as of the first day of the applicable period ending on the last day of the applicable period for which financial performance is being measured. Further, for purposes of making calculations on a “Pro Forma Basis” hereunder, (i) in the case of an asset disposition or repayment of debt, (A) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject of such asset disposition shall be excluded to the extent relating to any period prior to the actual date of the subject transaction, and (B) Debt paid or retired in connection with the subject transaction shall be deemed to have been paid and retired as of the first day of the applicable period; and (ii) in the case of an Acquisition, (A) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject of such Acquisition shall be included to the extent relating to any period prior to the actual date of the subject transaction, and (B) Debt incurred in connection with the subject transaction shall be deemed to have been incurred as of the first day of the applicable period (and interest expense shall be imputed for the applicable period utilizing the actual interest rates thereunder or, if actual rates are not ascertainable, assuming prevailing interest rates included in the income statements shall be eliminated).

“Quarter” means calendar quarter.

“Rent Expense” means rent expense computed under and in accordance with GAAP, exclusive of any non-cash adjustment under GAAP for the straight lining of rent.

“Trailing Four Quarter Period” shall mean with respect to a date, the period of four consecutive Quarters ended on such date or the end of the Quarter most immediately preceding such date.

Exhibit A-3

SCHEDULE 1

LANDLORD ENTITIES

Sabra Health Care Holdings III, LLC

Sabra Texas Holdings, L.P.

Sabra Health Care Virginia II, LLC

Sabra Health Care Northeast, LLC

Schedule 1

SCHEDULE 2

FINANCIAL COVENANTS

Net Worth: $150 million

Fixed Charge Coverage Ratio: 1.10x

Leverage Ratio: 10x

Schedule 2

SCHEDULE 3

FINANCIAL INFORMATION

(1) FINANCIAL REPORTS: No later than 50 days after the Commencement Date, Guarantor shall deliver to Landlord audited financial statements with footnotes including footnotes with respect to the Guarantor for the period prior to the Commencement Date certified in a manner reasonably acceptable to Landlord by independent certified public accountants of recognized standing.

(2) QUARTERLY FINANCIAL REPORTS: No later than 30 days after the end of each calendar quarter (or 50 days with respect to the last calendar quarter of each year), Guarantor shall deliver to Landlord unaudited financial statements prepared for the applicable quarter with respect to Guarantor, including:

(a)	a balance sheet and operating statement as of the end of such quarter;

(b)	related statements of income;

(c)	calculation of Net Worth, Fixed Charge Coverage Ratio and Leverage Ratio;

(d)	an Officer’s Certificate executed and delivered by the Chief Executive Officer or Chief Financial Officer of Guarantor, certifying that the foregoing are true and correct in all material respects and were prepared in accordance with GAAP, applied on a consistent basis, subject to changes resulting from audit and normal year-end audit adjustments; and

(e)	such other information regarding Guarantor or Tenant as may be reasonably required to be disclosed by (i) operation of law, rule, regulation or legal process, (ii) the adoption of any accounting standards or principles, (iii) any change in any of the foregoing, (iv) any change in the interpretation or administration thereof by any governmental authority, accounting standards or oversight board or comparable agency or authority charged with the interpretation or administration thereof, or (v) compliance with any request or directive (whether or not having the force of law) of any such regulatory authority or agency, to a governmental authority or agency such as the Internal Revenue Service or the Securities and Exchange Commission, or a stock exchange such as the New York Stock Exchange, in each case in form and substance reasonably acceptable to the Landlord.

(3) ANNUAL FINANCIAL REPORTS: No later than 50 days after the end of each calendar year, Guarantor shall deliver to Landlord audited financial statements including footnotes prepared for the applicable calendar year with respect to Guarantor, including:

(a)	a balance sheet and operating statement as of the end of such calendar year;

(b)	related statements of income;

(c)	calculation of Net Worth, Fixed Charge Coverage Ratio and Leverage Ratio;

(d)	an Officer’s Certificate executed and delivered by the Chief Executive Officer or Chief Financial Officer of Guarantor, certifying that the foregoing are true and correct and were prepared in accordance with GAAP, applied on a consistent basis, subject to changes resulting from audit and normal year-end audit adjustments; and

Schedule 3

(e)	such other information regarding Guarantor or Tenant as may be reasonably required to be disclosed by (i) operation of law, rule, regulation or legal process, (ii) the adoption of any accounting standards or principles, (iii) any change in any of the foregoing, (iv) any change in the interpretation or administration thereof by any governmental authority, accounting standards or oversight board or comparable agency or authority charged with the interpretation or administration thereof, or (v) compliance with any request or directive (whether or not having the force of law) of any such regulatory authority or agency, to a governmental authority or agency such as the Internal Revenue Service or the Securities and Exchange Commission, or a stock exchange such as the New York Stock Exchange, in each case in form and substance reasonably acceptable to the Landlord.

Schedule 3